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                                                                    EXHIBIT 99.1

                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]


               EOTT ENERGY ANNOUNCES EXTENSION OF CREDIT FACILITY

HOUSTON, April 12, 2002 -- EOTT Energy Partners, L.P. (NYSE: EOT) today announced it has received an immediate extension of its existing working capital and letter of credit facilities from Standard Chartered Bank from April 30, 2002 until May 31, 2002, while documentation of the term facilities is pending completion. Once documentation is complete, the credit facilities will be available through the end of February 2003 for working capital loans and for the issuance of letters of credit of up to $300 million. The credit facilities are now scheduled to close on or about April 23, 2002.

"We are pleased with Standard Chartered Bank's continuing support and confidence in EOTT's operations," said EOTT President and Chief Executive Officer, Dana Gibbs. "In working to resolve the various uncertainties communicated by us in recent months, obtaining a term extension of our credit facilities was one of our highest priorities. The immediate extension of one month gives us the time to conclude our documentation while continuing our business activities. We feel this agreement will reduce the credit support concerns of our suppliers and enhances the long-term strength of our various businesses."

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT".

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the impact of Enron's bankruptcy proceedings on its contractual and other arrangements with certain Enron Corp. subsidiaries, the success of EOTT's marketing activities, the success of EOTT's ongoing financing activities, plant operating capacities, plant operating expenses, maintenance capital expenses, capital improvements required as a result of changes in environmental laws or other regulatory changes during the periods covered by the forward-looking statements.

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